Exhibit 2.2

VOTING AGREEMENT

In consideration of the execution by German American Bancorp ("German American") of the Agreement and Plan of Reorganization among German American, PCB Holding Company ("PCB"), and others, effective as of May 23, 2005 (the "Merger Agreement"), each of the undersigned members of the Board of Directors (the "Directors") severally hereby agrees that he shall vote all shares of common stock of PCB owned by him of record to be voted in favor of the merger of PCB with and into German American in accordance with and pursuant to the terms of the Merger Agreement at the meeting of shareholders of Peoples called for that purpose. In addition, each Director agrees that he shall use his best efforts to cause to be voted all shares of common stock of PCB that may be deemed under Regulation 13D-G of the United States Securities and Exchange Commission to be "beneficially owned" by him, including but not limited to all shares shown as owned beneficially by him opposite his signature below. All such shares owned of record or beneficially by each such Director are referred to collectively in this Voting Agreement as the "Shares." Each of the Directors further agrees and covenants that he shall not sell, assign, transfer, dispose or otherwise convey, nor shall he cause, consent to, authorize or approve the sale, assignment, transfer, disposition or other conveyance of any of the Shares, or any voting, proxy, or other interest in the Shares, to any other person, trust or entity prior to the meeting of shareholders of PCB called for the purpose of voting on the Merger Agreement, other than transfers by will or by operation of law. The obligations of each of the Directors under the terms of this Voting Agreement shall terminate contemporaneously with any termination of the Merger Agreement.

IN WITNESS WHEREOF, German American and the undersigned Directors of PCB have made and executed this Voting Agreement as of May 23, 2005.

GERMAN AMERICAN BANCORP

By: /s/ Mark A. Schroeder

DIRECTORS OF PCB HOLDING COMPANY:

/s/ Carl D. Smith
Carl D. Smith
Shares Directly Owned: 6,687
Shares Beneficially Owned: 998

/s/ Mark L. Ress
Mark L. Ress
Shares Directly Owned: 7,642
Shares Beneficially Owned: --

/s/ David L. Lasher
David L. Lasher
Shares Directly Owned: 456
Shares Beneficially Owned: --

/s/ James G. Tyler
James G. Tyler
Shares Directly Owned: 4,570
Shares Beneficially Owned: --

/s/ Daniel P. Lutgring
Daniel P. Lutgring
Shares Directly Owned: 3,202
Shares Beneficially Owned: 2,174